Exhibit 99.1

     ASTORIA FINANCIAL CORPORATION TO OUTSOURCE ITS MORTGAGE LOAN SERVICING

    LAKE SUCCESS, N.Y., Aug. 29 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings & Loan Association ("Astoria Federal"), announced that it has entered into an outsourcing agreement with Dovenmuehle Mortgage, Inc. ("DMI"), a mortgage loan servicing company located in Schaumberg, Illinois. Pursuant to the agreement, DMI will undertake the subservicing of Astoria Federal's loan portfolio, effective December 2005, on a "private label" basis and will perform on behalf of Astoria Federal. According to George L. Engelke, Jr., Astoria's Chairman, President & CEO, "The decision to take this action was driven entirely by economics. Our mortgage servicing staff has consistently performed at high levels. In fact, in my more than 43 years of association with Astoria Federal, our loan delinquencies have never been lower and remain among the lowest in the industry. However, in an environment of ever-increasing competitive pressure, we must and will continue to strive to increase operating efficiency in all aspects of our operations. Today, despite the fact that our individual mortgage loan balances are larger, the number of loans we service has decreased over the past several years, thereby lowering operating efficiency. DMI currently services loans for multiple financial institutions and is among the leading subservicers in the country. We are confident that they will continue to provide our borrowers with the quality service they have been accustomed to receiving from our mortgage servicing staff."

    The transaction will result in the recording of a charge of approximately $1 million, pre-tax, in the 2005 third quarter and should result in annual savings of approximately $2 million, pre-tax, beginning in 2006.

    Core Business Growth Continues; Solid Loan Growth Expected in Second Half of 2005

    Astoria indicated that it will continue its strong focus on growing its core businesses, retail banking and mortgage lending and that this transaction will improve its already superior operating efficiency. The strong loan origination platform, which includes retail, broker and correspondent networks throughout the country, should facilitate continued growth in its loan portfolios for the remainder of 2005. During the first half of 2005, Astoria Federal's loan total loan portfolio grew by $487 million, or 7% annualized.

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.8 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.6 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

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    Forward Looking Statements
    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.